EXHIBIT 16.1


                       [Letterhead of Goldstein & Morris]


January 20, 2000


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

                  We have read Item 4 included in the attached Form 8-K dated January 20, 2000 of Financial Performance Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/GOLDSTEIN & MORRIS